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EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

American Music Network, Inc. d/b/a Audio Communications Network (California corporation)

Florida Sound Engineering Company (Florida corporation)

Audio Communications Network, Inc. (Missouri corporation)

Audio Communications Network, Inc. (Maryland corporation)

Suncom, Inc. (Delaware corporation)